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                                                                    EXHIBIT 99.4
                           DELTA BEVERAGE GROUP, INC.
                               OFFER TO EXCHANGE
                      $120,000,000 IN PRINCIPAL AMOUNT OF
                          9 3/4% SENIOR NOTES DUE 2003
                                      FOR
                      $120,000,000 IN PRINCIPAL AMOUNT OF
                          9 3/4% SENIOR NOTES DUE 2003



To Securities Dealers, Commercial Banks
  Trust Companies and Other Nominees:

    Enclosed for your consideration are (i) a Prospectus dated ____________, 1997 (as the same may be amended or supplemented from time to time, the "Prospectus") and (ii) a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Delta Beverage Group, Inc. (the "Issuer") to exchange up to $120,000,000 in principal amount of its 9 3/4% Senior Notes Due 2003 (the "Exchange Notes") for $120,000,000 in principal amount of its 9 3/4% Senior Notes Due 2003 (the "Initial Notes").

    We, Norwest Bank Minnesota, National Association, are asking you to contact your clients for whom you hold Initial Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Initial Notes registered in their own name. The Issuer will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay all transfer taxes, if any, applicable to the tender of Initial Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

    Enclosed are copies of the following documents:

    1.   The Prospectus;

    2. A Letter of Transmittal for your use in connection with the tender of Initial Notes and for the information of your clients;

    3. A form of letter that may be sent to your clients for whose accounts you hold Initial Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer;

    4.   A form of Notice of Guaranteed Delivery; and

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., Eastern Standard Time, on ___________________, 1997 unless extended (the "Expiration Date"). Initial Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

    To tender Initial Notes, certificates for Initial Notes, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, together with any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

    Additional copies of the enclosed material may be obtained from the Exchange Agent, Norwest Bank Minnesota, National Association, by calling (612) 667-9764.

                                     Page 1                         Exhibit 99.4

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    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY
PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.



                                     Page 2                         Exhibit 99.4